AGENCY SERVICES AGREEMENT

EXHIBIT A

LIST OF ETF SERIES

(Amended as of August 3, 2015)

Name
JPMorgan Diversified Return Global Equity ETF
JPMorgan Diversified Return International Equity ETF
JPMorgan Diversified Return Emerging Markets Equity ETF
JPMorgan Diversified Return U.S. Equity ETF
JPMorgan Diversified Return International Currency Hedged ETF

J.P. Morgan Exchange-Traded Fund Trust

By:	/s/ Paul Shield

Name:	Paul Shield

Title:	Treasurer

JPMorgan Chase Bank, N.A.

By:	/s/ Anna Maria Calla Minniti

Name:	Anna Maria Calla Minniti

Title:	Vice President